Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
ESS TECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	16,491,754(2)	$1.11(3)	$18,305,846.94	$147.60 per $1,000,000	$2,701.95
	Other	Warrant	Other	10,631,633(2)	$—(4)	$—(4)	$147.60 per $1,000,000	$—(4)
	Other	Warrant	Other	6,269,955(2)	$—(4)	$—(4)	$147.60 per $1,000,000	$—(4)
	Other	Warrant	Other	775,760(2)	$—(4)	$—(4)	$147.60 per $1,000,000	$—(4)
	Equity	Common Stock, par value $0.0001 per share	Other	10,631,633(2)	$1.89(5)	$20,093,786.37	$147.60 per $1,000,000	$2,965.85
	Equity	Common Stock, par value $0.0001 per share	Other	6,269,955(2)	$2.90(5)	$18,182,869.50	$147.60 per $1,000,000	$2,683.80
	Equity	Common Stock, par value $0.0001 per share	Other	775,760(2)	$1.45(5)	$1,124,852.00	$147.60 per $1,000,000	$166.03
	Total Offering Amounts					$57,707,354.81		$8,517.63
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,517.63

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock, par value $0.0001 per share of the registrant (“Common Stock”).

(2)
We are registering (i) 16,491,754 shares of Common Stock, (ii) warrants to purchase up to 17,677,348 shares of Common Stock consisting of (a) a warrant to purchase up to 10,631,633 shares of Common Stock at an exercise price of $1.89 per share (“Investment Warrant”), (b) a warrant to purchase up to 6,269,955 shares of Common Stock at an exercise price of $2.90 per share (“IP Warrant”), and (c) a warrant to purchase up to 775,760 shares of Common Stock at an exercise price of $1.45 per share (“Performance Warrant,” and together with the Investment Warrant and the IP Warrant, the “Warrants”), and (iii) 17,677,348 shares of Common Stock issuable upon exercise of the Warrants, that are held by, and being offered for resale by, the Selling Securityholders pursuant to the prospectus herein.

(3)
Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registrant’s registration fee on the basis of $1.11 per share, which is the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange, on November 14, 2023.

(4)
Pursuant to Securities and Exchange Commission staff interpretation, the entire registration fee for the Warrants is allocated to the Common Stock underlying such Warrants, and no separate fee is payable for the Warrants.

(5)	The exercise price of the Investment Warrant is $1.89 per share, of the IP Warrant is $2.90 per share, and of the Performance Warrant is $1.45 per share.